Exhibit 10.4
CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.
[Director Form]
Mallinckrodt Pharmaceuticals
2024 Stock and Incentive Plan (“Plan”)

TERMS AND CONDITIONS
OF
SECOND AMENDED AND RESTATED PERFORMANCE RESTRICTED UNIT AWARD
DECEMBER 30, 2023 – DECEMBER 25, 2026 PERFORMANCE CYCLE
PERFORMANCE RESTRICTED UNIT AWARD (“Award”) granted on February 19, 2024 (the “Grant Date”) as amended and restated as of August 5, 2024, and as further amended and restated as of December 2, 2024.
1.Grant of Performance Restricted Units. Mallinckrodt plc (the “Company”) has granted to you a target number of [_____] Performance Restricted Units subject to the provisions of these Terms and Conditions and the Plan. This grant is made as a Long-Term Performance Award under Section 4.4 of the Plan, and shall be referred to herein as Performance Restricted Units. The Company will hold the Performance Restricted Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled.
2.Amount and Form of Payment. Each Performance Restricted Unit represents one (1) Ordinary Share and any Performance Restricted Units that vest pursuant to Section 4 will be redeemed solely for Shares, subject to Section 9. Notwithstanding anything contrary in the Plan, any fractional Shares will be rounded up the nearest whole Share for purposes of payment. Any Share issued pursuant to a Performance Restricted Unit shall be paid up to its par value on issuance by a subsidiary of the Company or as otherwise determined by the Company.
3.Dividends. Each unvested Performance Restricted Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on an Ordinary Share. DEUs will be calculated at the same dividend rate paid to other holders of Ordinary Shares and will be adjusted and vest in accordance with the adjustment and vesting provisions applicable to the underlying Performance Restricted Units.
4.Vesting.
(i)Except as provided below, Performance Restricted Units subject to this Award will fully vest on the last day of the Performance Cycle, including, for the avoidance of doubt, if the last day of the Performance Cycle occurs as a result of a Change in Control, provided that, except as provided herein, you are a Director on the last day of the Performance Cycle. The target number of Performance Restricted Units specified in this Terms and Conditions agreement shall be adjusted at the end of the Performance Cycle based on the attainment level of achievement for the Performance Cycle (as described in Appendix A). Payment shall be made on or within 30 days after the Committee Certification Date (as defined in Appendix A), but in any event during the next calendar year following the last day of the Performance Cycle.
(ii)If your service as a Director terminates before the last day of the Performance Cycle, you will forfeit the Performance Restricted Units and associated DEUs. However, notwithstanding the foregoing or anything to the contrary in the Plan, if your service as a Director terminated as a result of your death, Disability, or a termination by the Company without Cause, Performance Restricted Units and associated DEUs subject to this Award shall, subject to applicable performance achievement, become vested to the extent set forth in Section 5 or Section 5 and 6, as applicable, and such vested amounts shall be paid in accordance with the provisions of Section 5 or 6, as applicable.
5.Disability or Death. Notwithstanding the vesting provisions described in Section 4, if your Termination of Directorship is a result of your Disability or death, the Performance Restricted Units will remain outstanding and will be eligible to fully vest, based on actual performance during the Performance Cycle, at the same time and in the same manner as the vesting of performance restricted units held by active Directors that are attributable to such Performance Cycle. Payment shall be made on or after the Committee Certification Date, but in any event during the next calendar year following the last day of the Performance Cycle.
6.Termination of Directorship by the Company without Cause. Notwithstanding the vesting provisions described in Section 4, Performance Restricted Units subject to this Award may become vested if your Termination of Directorship is a termination by the Company without Cause as follows:

(i)Termination not in Connection with a Change in Control. Notwithstanding the vesting provisions described in Section 4, upon your Termination of Directorship by the Company without Cause other than a Change in Control Termination (as defined below) that occurs before the end of the Performance Cycle, a number of Performance Restricted Units equal to the product of the number of Performance Restricted Units subject to this Award multiplied by a fraction, the numerator of which is the number of full months between the first day of the Performance Cycle and your Termination of Directorship and the denominator of which is 36, will remain outstanding through the end of the Performance Cycle and will be eligible to vest and be settled in accordance with Appendix A based on the Company’s actual performance level of the performance goals set forth in Appendix A during the Performance Cycle. Payment shall be made on or after the Committee Certification Date, but in any event during the next calendar year following the last day of the Performance Cycle.
(ii)Termination in Connection with a Change in Control. Notwithstanding the vesting provisions described in Section 4, upon your Termination of Directorship by the Company without Cause that occurs during the period beginning 120 days prior to a Change in Control and ending 24 months after the date of such Change in Control (a “Change in Control Termination”) before the end of the Performance Cycle, a number of Performance Restricted Units shall be eligible to vest and be settled based on the Company’s actual performance level achieved as compared to the performance goals in accordance with Appendix A as of the date of the Change in Control. Payment of such vested amounts shall be made within 30 days of your Termination of Directorship; provided that you shall not have the right, directly or indirectly, to choose the taxable year of payment.
7. Change in Control. For purposes of these Terms and Conditions and Appendix A, a Change in Control shall be defined as set forth in the Plan and shall also include: (i) a sale or disposition [***], or (ii) a sale or disposition [***]. For the avoidance of doubt, such modified Change in Control definition shall apply for determining whether or not a termination is or is not a Change in Control Termination and for purposes of determining when the Performance Cycle shall cease.
8.Transfer of Award. You may not transfer this Award or any interest in Performance Restricted Units except by will or the laws of descent and distribution or pursuant to your spouse, or your lineal descendants (whether by blood or adoption) or any trust, family partnership or family limited liability company, the sole beneficiaries, partners or members of which are you, your spouse, or your lineal descendants (whether by blood or adoption) (each, a “Permitted Transferee”); provided that, following any such transfer, the Permitted Transferee shall be bound by all of these Terms and Conditions of this Agreement and the Plan, and any such terms and conditions that relate to termination of service shall apply to such Permitted Transferee upon your termination of service. Any other attempt to transfer this Award or any interest in Performance Restricted Units is null and void.
9.Adjustments and Buybacks.
(i) In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, other similar corporate transaction or event, or other returns of value to shareholders not heretofore described, the Committee shall, in its good faith and reasonable discretion, equitably adjust the number and kind of Shares covered by this Award and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award. Any such determinations and adjustments made by the Committee will be binding on all persons.
(ii)In the event the Company initiates any tender offer or broad based repurchase of Shares from shareholders of the Company, then you shall be given a reasonable advance opportunity to elect to receive the consideration received per Share by shareholders in any such tender offer or repurchase (the “Buy-Back Consideration”) for some or all of your Performance Restricted Units which Buy-Back Consideration shall be delivered to you at the same time as Shares would otherwise have been issued to you pursuant to the Performance Restricted Units. The Company shall provide opportunities for the funds to be held in a Rabbi Trust or other similar arrangement in order for you to be able to notionally invest the Buy-Back Consideration in investment alternatives selected by the Company in its sole discretion.
10.Restrictions on Payment of Shares. Payment of Shares for Performance Restricted Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:
(i)The Shares covered by this Award will be duly listed, upon official notice of issuance, on a nationally recognized stock exchange; and
(ii)A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.

If there is any registration, qualification, exchange control or other legal requirement imposed upon this Award or the Shares subject to this Award by applicable securities or exchange control laws (including rulings or regulations issued by the United States Securities and Exchange Commission or any other governmental agency with jurisdiction over the issuance of this Award or the Shares subject to this Award), the Company shall not be required to deliver any Shares subject to this Award before the Company, in its sole good faith discretion, has determined that either (a) it has satisfied any such requirements or has received the requisite approval from the appropriate governmental agency; or (b) an exemption from such registration or exchange control requirement applies. By accepting this Award, you acknowledge that you understand that the Company is under no obligation to register this Award or the Shares subject to this Award with any governmental agency or to seek approval from any governmental agency for the issuance or sale of Shares subject to this Award.
11.Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities.
12.Governing Terms. The vesting of Performance Restricted Units, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Committee, in its good faith and reasonable discretion, prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. These Terms and Conditions shall constitute the Award Certificate referred to in the Plan. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, these Terms and Conditions shall govern. By accepting this Award, you acknowledge receipt of the Plan, as in effect on the Grant Date.
13.Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Performance Restricted Units, including amounts awarded, unvested or vested), other appropriate personal and financial data about you (e.g., name, home address, telephone number, date of birth, nationality, job title, reason for termination, and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan. By accepting this Award, you acknowledge that you are providing the consents herein on a purely voluntary basis and that, if you do not consent or if you later seek to revoke your consent, it will adversely impact the ability of the Company to administer your Awards but it will not adversely impact your service with the Company.
14.No Contract of Directorship or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any service contract or your ordinary or expected compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, a service contract or guarantee of service with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of performance restricted units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any performance restricted units, or benefits in lieu of performance restricted units, even if performance restricted units have been granted repeatedly in the past and that all decisions with respect to future grants will be in the Company’s sole discretion. By accepting this Award, you also acknowledge that this Award and any gains received hereunder are extraordinary items and are not considered part of your compensation for any purpose. Neither this Award, nor any gains received hereunder, is intended to replace any compensation. If the Company or Subsidiary terminates your service for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for loss of office or otherwise to any sum, Shares, Performance Restricted Units or other benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan, except as otherwise provided in this Award.

15.Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued service with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your service at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.
16.Entire Agreement and Amendment. These Terms and Conditions, the Plan, and other Company policies specifically referred to herein constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan; provided, however, that the Company has the unilateral authority to amend these Terms and Conditions without your consent to the extent necessary, as determined in its good faith and reasonable discretion, to comply with applicable securities registration or exchange control requirements and to impose additional requirements on this Award or Shares subject to this Award if the Company in good faith reasonably deems it necessary to comply with applicable law and using all reasonable efforts to endeavor not to diminish the intended economic benefits of this Award.
17.Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
18.Waiver. By accepting this Award, you acknowledge that a waiver by the Company of any breach by you of a provision of these Terms and Conditions shall not operate or be construed as a waiver by the Company of any other provision of these Terms and Conditions or of a subsequent breach.
19.Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with the Company or a Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator, or by a posting on the Company’s intranet website or on an online system or website maintained by any outside Plan administrator.
20.Code Section 409A Compliance. This Award is subject to Code Section 409A, and the provisions contained in Section 7.11 of the Plan shall govern and shall supersede any applicable provision of these Terms and Conditions. To the extent any payments or settlement under this Award become due as a result of a Change in Control, as modified by Section 7, or following a Qualifying Significant Event, payment shall be made at a time as is necessary to avoid taxation under Code Section 409A.
21.Governing Law. This Award and these Terms and Conditions shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

22.Put Right. During the 90-day period following each of (a) the 90th day following the third (3rd) anniversary of the Grant Date and (b) the 90th day following the fifth (5th) anniversary of the Grant Date (each, a “Put Period”), you will have the option to require the Company (via written notice to the Company (the “Put Notice”)) to repurchase either 50% or 100% of the Shares you receive in settlement of the Performance Restricted Units under this Award (the “Put Shares”), provided that you have not experienced a Termination of Directorship for Cause; and provided further that your heirs and representatives (if you are incapacitated following Disability) shall have the right to exercise the Put Right in the event of your death or Disability) and your compliance with any applicable restrictive covenants in all material respects through any such purchase date (the “Put Right”). Following your exercise of the Put Right, the Company shall be required to repurchase the Put Shares within 90 days following the Put Notice at a price equal to the Fair Market Value on the date of repurchase; provided that if the Company determines reasonably and in good faith that a Repurchase Prohibition exists, then the Company shall have the right, upon written notice to you, at the Company’s election, to (a) delay the consummation of the repurchase until up to forty‑five (45) days following the date that the Company determines in good faith that such Repurchase Prohibition ceases to apply, (b) consummate the repurchase but delay the payment of the purchase price in respect of the Put Shares until the expiration of such forty‑five (45) day period or (c)consummate the repurchase but make payment of the purchase price in respect of the Put Shares subject thereto in the form of a promissory note, bearing interest at the prime rate and payable upon the earliest to occur of the Repurchase Prohibition ceasing to apply, the third anniversary of the date of the Put Notice, a Change in Control or an initial public offering of the Company, and containing such other customary terms and conditions as may be determined, reasonably and in good faith, by the Company at the direction of the Board. On the date of the Put Notice and no more than fifteen (15) days prior to the purchase date, you shall (i) make the customary representations and warranties in connection with the redemption (if applicable) and sale of the Put Shares, including that you (x) have good and marketable title to the applicable Put Shares and (y) have due power and authority to execute and deliver any documents to sell, transfer ,assign and deliver the Put Shares and (ii) transfer the Put Shares subject to the Put Notice to the Company, free and clear of all liens, other than liens in favor of the Company or its affiliates. For the avoidance of doubt, the limitations set forth in this Put Right shall not limit your ability to participate in any other Company-sponsored share repurchase programs, subject to the terms and conditions of any such share repurchase programs.
23.Acceptance. In order to receive this Award, you must electronically acknowledge and accept on the Company’s designated third party equity administrator’s website the terms and conditions set forth in the Plan and these Terms and Conditions. By accepting this Award, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and (ii) you understand and agree the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and any prior agreements, commitments or negotiations concerning this Award are replaced and superseded. If you do not acknowledge these Terms and Conditions on the website, you will not be entitled to your Award.

[Electronic Signature]

APPENDIX A
TO
TERMS AND CONDITIONS
OF
SECOND AMENDED AND RESTATED
PERFORMANCE RESTRICTED UNIT AWARD

Performance Restricted Unit Award Vesting Requirements
DECEMBER 30, 2023 – DECEMBER 25, 2026 Performance Cycle

Performance Goals
This Appendix A describes the vesting requirements for performance restricted units (“PSUs”) awarded under these “Terms and Conditions of Performance Restricted Unit Award” for the period from December 30, 2023 through December 25, 2026 (the “Performance Cycle”). Except as set forth herein in the case of a Qualifying Significant Event, the number of PSUs subject to these Terms and Conditions that vest is based entirely upon the Company’s Realized Value. Upon the expiration of the Performance Cycle, the Committee shall calculate the level of achievement attained for the Performance Cycle (in the manner described below) and certify the extent to which the performance goals have been achieved. As of the last day of the Performance Cycle, you shall become vested in the number of PSUs that corresponds to the attained level of achievement certified by the Committee, with the number of vested PSUs determined on the date that the Committee formally certifies such attained level of achievement (the “Committee Certification Date”). The Committee Certification Date shall occur no later than sixty (60) days after the conclusion of the Performance Cycle. Except as otherwise provided in these Terms and Conditions, if your service terminates for any reason before the expiration of the Performance Cycle, you will automatically forfeit all PSUs and they will be cancelled as of the date of your termination of service.
Realized Value
As of the last day of the Performance Cycle, the PSUs will vest based on the Realized Value calculated at the end of the Performance Cycle, with such calculation determined by the Committee in good faith on the Committee Certification Date.
The “Realized Value” is the sum of (i) the Net Proceeds (as defined below) generated by sales or dispositions of assets of the Company plus (ii) the aggregate fair market value of the Company’s remaining assets at the end of the Performance Cycle, which, for the avoidance of doubt, shall value cash and cash equivalents at face value (the “Remaining Asset FMV”), determined by a reputable third party valuation firm to be retained by the Board. Such third party valuation firm and the valuation methodology to be used by such valuation firm shall be determined by the majority agreement of the Company’s Transaction Review Committee; provided, that, if the Company’s Transaction Review Committee cannot reach agreement as to the valuation firm and/or the methodology, following their reasonable good faith efforts over a period of no more than 30 days, a majority of the Company’s Transaction Review Committee shall propose a valuation firm and/or methodology, as applicable, to be considered in good faith by the Board, which shall make the ultimate determination. “Net Proceeds” means an amount equal to the Initial Net Proceeds (as defined in the Company’s Transaction Incentive Plan) plus any Incremental Net Proceeds (as defined in the Company’s Transaction Incentive Plan) payable during the Performance Cycle less any amounts paid pursuant to the Company’s Transaction Incentive Plan during the Performance Cycle.

Realized Value Goal	Realized Value (in millions)
Threshold	$[***]
Target	$[***]
Maximum	$[***]
Payments will be determined based on linear interpolation between threshold and target, and target and maximum performance levels, as follows:

Realized Value Goal Achievement	% of Target Payout
Below Threshold	0%
Threshold - Target	0-50%
Target - Maximum	50%-100%
Above Maximum	100%
For the avoidance of doubt, (i) if the Realized Value is less than $[***], all PSUs will be forfeited for no consideration and (ii) if the Realized Value is equal to or greater than $[***], 100% (and no more than 100%) of the PSUs will vest.
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Example: If at the end of the Performance Cycle, the Company had closed asset sale transactions resulting in Net Proceeds equal to $[***] and a third party valuation firm determines that the Company’s remaining assets have a fair market value equal to $[***], then the Realized Value will be $[***], which is below the threshold value. If a Participant was issued 100 PSUs, then the Participant would forfeit all 100 PSUs on the Committee Certification Date because the Realized Value was below the threshold value.
Example: If at the end of the Performance Cycle, the Company had closed asset sale transactions resulting in Net Proceeds equal to $[***] and a third party valuation firm determines that the Company’s remaining assets have a fair market value equal to $[***], then the Realized Value will be $[***], which is between the target and maximum values. If a Participant was issued 100 PSUs, then the Participant would vest in 80 PSUs on the Committee Certification Date based on linear interpolation.
Qualifying Significant Event
Notwithstanding anything in this Award and this Appendix A to the contrary, upon the consummation of a Qualifying Significant Event that is not also a Change in Control, the PSUs will no longer be subject to vesting based on the attainment of Realized Value and will automatically convert into time-vesting awards that will fully vest on the last day of the Performance Cycle, provided that, except as set forth herein, you are a Director on the last day of the Performance Cycle. If your Directorship terminates following the consummation of a Qualifying Significant Event that is not also a Change in Control as a result of a termination by the Company without Cause or due to your Disability or death, the PSUs that have been converted into time-vesting awards shall immediately become fully vested. Payment of such vested amounts shall be made within 30 days of the termination of your Directorship; provided that, you shall not have the right, directly or indirectly, to choose the taxable year of payment. For the avoidance of doubt, in the event of a Qualifying Significant Event that occurs simultaneously with a Change in Control, the provisions of this Award and this Appendix A as it pertains to a Change in Control shall take effect.
A “Qualifying Significant Event” means, as determined by the Board, acting reasonably in good faith, the consummation of a reorganization, merger, takeover, scheme of arrangement or consolidation or sale, or similar transaction, following which all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Company immediately prior to such transaction beneficially own, directly or indirectly, not more than 65.00% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the Company resulting from such transaction in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such transaction, provided, however, that the Board may adjust its calculation of beneficial ownership for purposes of this definition in consideration of any cash, rights or securities (other than the outstanding voting securities) that are distributed prior to, or in connection with, the consummation of such Qualifying Significant Event to the extent the Board determines it is appropriate to reflect the purpose of this provision.
Change in Control
Upon the consummation of a Change in Control, the Performance Cycle shall cease and the date of consummation of the Change in Control shall be the last day of the Performance Cycle.
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